 S and P Plus Tracker Notes Linked to the S and P500(R) Total Return Index and the
       Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD)

                             Alternative Investment

Indicative Terms as of April 30, 2010
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  CUSIP:              2515A0 3U 5
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  Issuer:             Deutsche Bank AG, London Branch
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  Maturity / Tenor:   3 years
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  Basket:             The Securities are linked to the performance of the
                      S and P500(R)
                      Total Return Index ("S and P 500 Total Return
                      Index,"
                      Bloomberg: SPTR) and the Deutsche Bank Equity Mean
                      Reversion Alpha Index ("EMERALD," Bloomberg: DBVEMR),
                      each a "Basket Index" and collectively, the "Basket
                      Indices."
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  Redemption          You will receive a cash payment on the Maturity
                      Date or
                      Redemption Trigger Payment Date, as applicable, per
  Amount:             $1,000
                      security face amount, calculated as follows:
                           ? Final Basket Level ?
                      $1,000 x ?                ?
                          ?Initial Basket Level ?
                      Your investment will be fully exposed to any
                      depreciation in the
                      S and P 500 Total Return Index and two times any
                      depreciation in
                      EMERALD.
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  Initial Basket      100
  Level:
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  Final Basket        The Basket Level as determined by the Calculation
  Level:              Agent on
                      the Final Valuation Date or the Redemption Trigger
                      Valuation
                      Date, as the case may
                      be.
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  Basket Level:       On any trading day:
                      100 x [(1 + S and P 500 Total Return Index Performance
                      + (2 x
                      EMERALD Performance))]
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  S and P 500 Total   (Final Reference    S and P 500 Total Return)
                       Level
  Return Index                                x                       -1
                         Initial Reference
  Performance:           Level                   Adjustment Factor

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  EMERALD             (  Final Reference      x  EMERALD              -1  )
                         Level
                         Initial Reference
  Performance:           Level                   Adjustment Factor
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  Initial Reference   The closing level for the respective Basket Index on
                      the Trade
  Level:              Date.
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  Final Reference     The closing level for the respective Basket Index
                      on the Final
                      Valuation Date, Redemption Trigger Valuation Date
  Level:              or the
                      applicable trading day, as the case may be.
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  S and P 500 Total   0.9925 - (0.001 x Days /365)
  Return Adjustment
  Factor:
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  EMERALD             1 - (0.01 x Days / 365)
  Adjustment Factor:

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                      with respect to each Adjustment Factor, "Days"
                      equals the
                      number of calendar days from, and including, the
                      Trade Date
                      to, but excluding, the Final Valuation Date or the
                      Redemption
                      Trigger Valuation Date, as applicable.
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  Redemption          40
  Trigger Level:

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  Redemption          A Redemption Trigger Event occurs if the Basket Level
                      on any
                      trading day is less than the Redemption Trigger
  Trigger Event:      Level (such
                      trading day, the "Redemption Trigger Valuation Date").
                      The
                      securities will be redeemed by the Issuer for the
                      Redemption
                      Amount calculated as of the Redemption Trigger
                      Valuation
                      Date, with payment made on the date that is five
                      business
                      days after the Redemption Trigger Valuation
                      Date (the
                      "Redemption Trigger Payment Date").
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  Discounts and       The Agent will not receive a commission in connection
                      with the
                      sale of the securities. The Agent may pay referral
  Commissions:        fees to other
                      broker-dealers of up to 0.50% or $5.00 per
                      $1,000 face
                      amount. The Agent may pay custodial fees to other
                      broker-
                      dealers of up to 0.25% or $2.50 per $1,000 face
                      amount.
                      DBSI, the agent for this offering, is our
                      affiliate. For more
                      information see "Underwriting (Conflicts of
                      Interest)" in term
                      sheet No. 875. [DB to confirm fees]
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  Agent:              Deutsche Bank Securities Inc.
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              Best Case Scenario at Maturity

o   If the Final Basket Level is greater than the Initial Basket Level, investors will receive 100% of the appreciation of the Basket Level, which will include Adjustment Factors relating to each Basket Index.

                  Worst Case Scenario

If a Redemption Trigger Event occurs at any time, the securities will be redeemed by the Issuer, and you will lose a significant portion, and may lose all, of your investment in the securities.

                        Benefits

o   Participation in the performance of the Basket Indices with uncapped upside potential, reduced by the Adjustment Factors.

                         Risks

o    Exposed to one times the performance of the S and P 500 Total Return Index and two times the performance of EMERALD

o    If a Redemption Trigger Event occurs at any time, the securities will be redeemed by the Issuer, and you will lose a significant portion, and may lose all, of your investment in the securities.

o    EMERALD has limited performance history.

o    An investment in the securities is subject to the credit of the Issuer.

                    Important Dates

  Offering Period:.........................  April 30 - May 21, 2010
  Trade Date:................................................May 21, 2010
  Settlement Date:     ........................................May 26, 2010
  Final Valuation Date:.................................May 22, 2013
  Maturity Date: ............................ May 28, 2013 (3 years)

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                        Registration Statement No . 333 - 162195
                                                            Dated April 30, 2010

NOT FDIC / NCUA INSURED OR GUARANTEED M AY LOSE VALUE * NO BANK GUAR ANTEE NOT A DEPOSIT
     NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
160.00	60.00%	$ 1,600.00	60.00%
140.00	40.00%	$ 1,400.00	40.00%
120.00	20.00%	$ 1,200.00	20.00%
110.00	10.00%	$ 1,100.00	10.00%
105.00	5.00%	$ 1,050.00	5.00%
100.00	0.00%	$ 1,000.00	0.00%
95.00	-5.00%	$ 950.00	-5.00%
90.00	-10.00%	$ 900.00	-10.00%
80.00	-20.00%	$ 800.00	-20.00%
60.00	-40.00%	$ 600.00	-40.00%
40.00	-60.00%	$ 400.00	-60.00%

This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket. Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities. The calculation of the Basket Level includes Adjustment Factor components. As a result, the performance of the Basket Indices will need to more than offset the Adjustment Factors for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 875 for detailed information about the risks listed below.
ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer 100% participation in the appreciation or depreciation of the S&P 500 Total Return Index and 200% in the appreciation or depreciation of EMERALD, each reduced by the respective adjustment factors. In the case of EMERALD, the investor is exposed to two times any appreciation or depreciation of such index. Any negative S&P 500 Total Return Index Performance will be combined with two times any negative EMERALD Performance in calculating the Redemption Amount, resulting in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the S&P 500 Total Return Index Adjustment Factor and the EMERALD Adjustment Factor.
YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE S&P 500 TOTAL RETURN INDEX AND TWO TIMES THE PERFORMANCE OF EMERALD — Because the securities are linked to EMERALD on a two-times leveraged basis, any negative performance of EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.
EARLY REDEMPTION UPON A REDEMPTION TRIGGER EVENT — If the Basket Level is less than the Redemption Trigger Level at the close of any trading day during the Observation Period, we will redeem the securities early. The Redemption Amount will be calculated using the Final Basket Level on the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your initial investment. Once a Redemption Trigger Event occurs, early redemption by us will be automatic. In addition, you will not benefit from any increase in the Basket Level that may occur after the Redemption Trigger Valuation Date, and you may not be able to reinvest your money in a comparable investment.
CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.
EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P 500 Index. EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative correlation between the daily volatility and weekly volatility on the S&P 500 Index will exist at any time during the term of the securities and the strategy of buying daily volatility and selling weekly volatility may not be successful.
EMERALD HAS VERY LIMITED PERFORMANCE HISTORY — Calculation of EMERALD began on October 12, 2009. Therefore, EMERALD has very limited performance history and no actual investment which allowed tracking of the performance of EMERALD was possible before that date.

OUR RESEARCH OPINIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES AND THE VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.
POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity, and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the accompanying term sheet.
See “Risk Factors” in the accompanying term sheet for more information.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 875 and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 875 and this fact sheet if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905